UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 1)


                                Vanguard Airlines, Inc.
                                    (Name of Issuer)

                             Common Stock, $0.001 par value
                             (Title of Class of Securities)

                                      922018-10-9
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 2 of 16




       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 3 of 16



       1   Name Of Reporting Person H&Q TSP INVESTORS, L.P.

           IRS Identification No. Of Above Person                    94-3203715

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 4 of 16



       1   Name Of Reporting Person RVR SECURITIES CORP.

           IRS Identification No. Of Above Person                    94-3181298

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 5 of 16



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 6 of 16



       1   Name Of Reporting Person H&Q MANAGEMENT CORPORATION

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 7 of 16



       1   Name Of Reporting Person H&Q TSP INVESTMENT MANAGEMENT COMPANY LLC

           IRS Identification No. Of Above Person                    94-3203714

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             OO






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 8 of 16



       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 922018-10-9           SCHEDULE 13G                   Page 9 of 16



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                           HC, CO






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 10 of 16



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                  6,639,603       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                  6,639,603

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         6,639,603

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           56.3%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 11 of 16


             Item 1(a).     Name of Issuer.

                       Vanguard Airlines, Inc. (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       30 N.W. Rome Circle, Mezzanine Level, Kansas City International Airport, Kansas City, MO 64153.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, $0.001 par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       922018-10-9

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is made to Items 5-9 and 11 of each of
             the cover pages to this Amendment, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 9,984,952 shares of Common Stock issued and outstanding as of December 31, 1996. As of December 31, 1996, the following persons owned the following shares of Common Stock and warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days of such date:






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 12 of 16



                                                    Common Stock
                                     Common Stock   Upon Exercise
                     Person         Directly Owned   of Warrants   Total
             H&Q London Ventures      1,409,091         95,307   1,504,398

             H&Q TSP Investors,       3,327,158      1,473,047   3,489,439
             L.P.

             RVR Securities Corp.           -0-        240,000   1,550,776
             William R. Hambrecht        95,000            -0-      95,000
                                      _________      _________   _________

             TOTAL                    4,831,249      1,808,354   6,639,603
                                      =========      =========   =========


                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, H&Q Management Corporation, H&Q TSP Investment Management Company LLC, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities, in which case each Reporting Person would be deemed to have beneficial ownership of an aggregate of 6,639,603 shares of Common Stock, which is 56.3% of the outstanding Common Stock (calculated in accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934). Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members, and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 13 of 16


                       This Amendment does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 14 of 16


                                         Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1996.

             H&Q LONDON VENTURES               H&Q MANAGEMENT CORPORATION


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
             ______________________________       ___________________________
                 Jackie A. Berterretche           Jackie A. Berterretche
                 Attorney-in-Fact                 Attorney-in-Fact


             H&Q TSP INVESTORS, L.P.           H&Q TSP INVESTMENT MANAGEMENT
                                               COMPANY LLC

             By: /s/ Jackie A. Berterretche
             ______________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact

             RVR SECURITIES CORP.              HAMBRECHT & QUIST CALIFORNIA


             By: /s/ Steven M. Machtinger      By: /s/ Jackie A. Berterretche
             ______________________________        __________________________
                 Steven M. Machtinger              Jackie A. Berterretche
                 Secretary                         Attorney-in-Fact


             HAMBRECHT & QUIST VENTURE         HAMBRECHT & QUIST GROUP
             PARTNERS

                                               By: /s/ Jackie A. Berterretche
             By: /s/ Jackie A. Berterretche        __________________________
             ______________________________        Jackie A. Berterretche
                 Jackie A. Berterretche            Attorney-in-Fact
                 Attorney-in-Fact
                                               WILLIAM R. HAMBRECHT


                                               By: /s/ Jackie A. Berterretche
                                                   __________________________
                                                   Jackie A. Berterretche
                                                   Attorney-in-Fact






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 15 of 16


                                       EXHIBIT INDEX



             Exhibit A           Joint Filing Undertaking              Page 16






     CUSIP No. 922018-10-9           SCHEDULE 13G                  Page 16 of 16


                                 JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1996.

             H&Q LONDON VENTURES               H&Q MANAGEMENT CORPORATION


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
             ______________________________       ___________________________
                 Jackie A. Berterretche           Jackie A. Berterretche
                 Attorney-in-Fact                 Attorney-in-Fact


             H&Q TSP INVESTORS, L.P.           H&Q TSP INVESTMENT MANAGEMENT
                                               COMPANY LLC

             By: /s/ Jackie A. Berterretche
             ______________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact

             RVR SECURITIES CORP.              HAMBRECHT & QUIST CALIFORNIA


             By: /s/ Steven M. Machtinger      By: /s/ Jackie A. Berterretche
             ______________________________        __________________________
                 Steven M. Machtinger              Jackie A. Berterretche
                 Secretary                         Attorney-in-Fact


             HAMBRECHT & QUIST VENTURE         HAMBRECHT & QUIST GROUP
             PARTNERS

                                               By: /s/ Jackie A. Berterretche
             By: /s/ Jackie A. Berterretche        __________________________
             ______________________________        Jackie A. Berterretche
                 Jackie A. Berterretche            Attorney-in-Fact
                 Attorney-in-Fact
                                               WILLIAM R. HAMBRECHT


                                               By: /s/ Jackie A. Berterretche
                                                   __________________________
                                                   Jackie A. Berterretche
                                                   Attorney-in-Fact